UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 7, 2013

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

3903 Centerville Road, Wilmington, Delaware	19807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On May 9, 2013, the Registrant issued a press release announcing its 2013 first quarter results. The press release is attached as Exhibit 99.1 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.          On May 7, 2013, Lindon Shiao, President and CEO of each of the Registrant’s GridSense subsidiaries, tendered his resignation, effective May 10, 2013, from such positions, but will remain a member of the GridSense subsidiaries’ boards of directors.  In connection with such resignation, GridSense and Mr. Shiao entered into a Separation Agreement and Release pursuant to which Mr. Shiao affirmed his surviving obligations to GridSense under his At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement with regard to non-solicitation of GridSense employees, intellectual property and confidential information and committed to assist in transition matters in exchange for severance payments totaling $120,000, which equates to six months of his annual salary of $240,000.  The parties also released one another from certain legal liability in connection with their past relationship. In addition, Mr. Shiao will maintain the vested portion of his award under the GridSense Employee Incentive Plan, which represents approximately a 3.49% interest in the consideration received upon the sale of all or substantially all of the assets or securities of one or more of the Registrant’s GridSense subsidiaries, net of transaction expenses and agreed-upon returns to the Registrant of and on its invested capital in such entities. GridSense has also agreed to pay Mr. Shiao $40,000 contingent on the receipt of payment for an anticipated customer order developed by Mr. Shiao and concerning which he has agreed to provide ongoing efforts.

2.          Concurrent with accepting Mr. Shiao’s resignation as described above, the Boards of Directors of each of the GridSense subsidiaries appointed Joseph Musanti, who had been serving as such subsidiaries' CFO and Chief Operating Officer, as President and CEO of each of the GridSense subsidiaries and to their respective Boards of Directors.  Mr. Musanti will continue to provide services under a previously executed At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement.

3.          On May 8, 2013, the Board of Directors of the Registrant elected Robert E. McKee, III, as a Director to fill the Board seat vacated by Mr. Musanti in December 2012.  Mr. McKee had a 37 year career at ConocoPhillips and Conoco, Inc., including ten years as Executive Vice President, Exploration and Production (1992-2002).  He was a senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to assist with the rebuilding of its oil industry from September 2003 to March 2004. He is also a Director of QEP Resources, an unconventional oil driller, Post Oak Bank and a board member on the Colorado School of Mines Foundation.

Upon his appointment to the Board, pursuant to the Registrant’s 2006 Stock Option Plan For Non-Employee Directors, Mr. McKee was granted options to purchase 25,000 shares of the Registrant’s common stock at an exercise price of $7.86 per share (the fair market value on the date of grant), which options shall vest one-third per year, the first third to vest one year following the date of grant, and be exercisable for seven years from the date of grant.

In accordance with the Registrant’s director compensation policy, Mr. McKee will receive an annual retainer of $40,000 payable quarterly in advance.  He will also be eligible for committee fees, but the Board of Directors has not yet determined on which of its committees Mr. McKee will serve.

There are no arrangements or understandings between Mr. McKee and any other person pursuant to which Mr. McKee was elected as a Director.

In connection with the provision by Mr. McKee, prior to being elected to the Registrant's Board, of certain services to the Registrant, he was awarded, upon being elected to the Registrant's Board, 10,000 options under the Registrant’s Amended and Restated 2006 Stock Incentive Plan to purchase shares of the Registrant’s common stock at a price of $7.86 per share, exercisable immediately and for a term of seven years.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Acorn Energy, Inc., dated May 9, 2013*

* This exhibit is being furnished, not filed, herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 9th day of May, 2013.

ACORN ENERGY, INC.

By:	/s/Heather K. Mallard
Name:	Heather K. Mallard
Title:	Vice President, General Counsel & Secretary